Exhibit 3.1

SECOND AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

ZYNEX, INC.

The undersigned, Steven Dyson, hereby certifies that:

1.He is the duly elected and acting Chief Executive Officer of Zynex, Inc., a Nevada corporation.

2.The Articles of Incorporation of this corporation were originally filed with the Secretary of State of Nevada on December 31, 2001. The corporation’s Articles of Incorporation were amended and restated on October 3, 2008.

3.The Amended and Restated Articles of Incorporation of this corporation shall be amended and restated to read in their entirety as follows:

ARTICLE 1.NAME. The name of the corporation is:

ZYNEX, INC.

ARTICLE 2.CAPITALIZATION. The corporation is authorized to issue one class of capital stock designated as “Common Stock”. The total number of shares which the corporation is authorized to issue is 1,000,000 shares of Common Stock, with a par value of $0.001 per share.

ARTICLE 3.DIRECTORS. The members of the governing board shall be styled as directors. The number of directors may be increased or reduced in the manner provided for in the Bylaws of the corporation.

ARTICLE 4.INDEMNIFICATION. The corporation shall indemnify its officers and directors and may indemnify any other person to the fullest extent permitted by law.

ARTICLE 5.DISTRIBUTIONS. Subject to the terms of these Second Amended and Restated Articles of Incorporation and to the fullest extent permitted by the Nevada Revised Statutes, the corporation shall be expressly permitted to redeem, repurchase, or make distributions, as that term is defined in Section 78.191 of the Nevada Revised Statutes, with respect to the shares of its capital stock in all circumstances other than where doing so would cause the corporation to be unable to pay its debts as they become due in the usual course of business.

ARTICLE 6.LIABILITY OF DIRECTORS AND OFFICERS. To the maximum extent permitted under the Nevada Revised Statutes, no director or officer of the corporation shall be personally liable to the corporation or its stockholders for damages as a result of any act or failure to act in his capacity as a director or officer.

4.The foregoing Second Amended and Restated Articles of Incorporation have been duly and unanimously adopted and approved by this corporation’s Board of Directors and stockholders in accordance with the applicable provisions of Chapter 78 of the Nevada Revised Statutes.

Dated this 26th day of March, 2026.

/s/ Steven Dyson
Steven Dyson, Chief Executive Officer